Independent Auditors' Consent
                         -----------------------------




We consent to the use of our report dated October 20, 2003 on the financial statements of Advanced Sports Technologies, Inc. (a development stage company) as of July 31, 2003 and for the year then ended, for the period from August 9, 2001 (inception) to July 31, 2002 and from August 9, 2001 (inception) to July 31, 2003 included herein on the registration statement of Advanced Sports Technologies, Inc. on Form SB-2, Amendment 3, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated October 20, 2003 contains an explanatory paragraph that states that the Company has a net loss, net cash used in operations, working capital deficiency, accumulated deficit during development stage stockholders' deficiency, and is a development stage company with no revenues which raise substantial doubt about its ability to continue as a going concern.
The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ Salberg & Company, P.A.
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SALBERG & COMPANY, P.A.
Boca Raton, Florida
December 24, 2003